Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 1st day of November 2002, by and between BIDZ.com, Inc., a California corporation (the “Company”), and David Zinberg, an individual (“Employee”), and is made with respect to the following facts:

R E C I T A L S

A.                                   The Company and the Employee wish to ensure that the Company will receive the benefit of Employee’s loyalty and service.

B.                                     In order to help ensure that the Company receives the benefit of Employee’s loyalty and service, the parties desire to enter into this formal Employment Agreement to provide Employee with appropriate compensation arrangements and to assure Employee of employment stability.

C.                                     The parties have entered into this Agreement for the purpose of setting forth the terms of employment of the Employee by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.                                       Employment of Employee and Duties. The Company hereby hires Employee and Employee hereby accepts employment upon the terms and conditions described in this Agreement. The Employee shall continue to be the Chief Executive Officer and President of the Company with all of the duties, privileges and authorities usually attendant upon such offices, including but not limited to responsibility for the day-to-day management and oversight of the Company and its subsidiaries. Subject to (a) the general supervision of the Board of Directors of the Company, and (b) the Employee’s duty to report to the Board of Directors periodically, as specified by it from time-to-time, Employee shall have all of the authority and discretion in the conduct of the Company’s business and affairs that can lawfully be delegated by the Board of Directors.

2.                                       Time and Effort. Employee agrees to devote his full working time and attention to the management of the Company’s business affairs, the implementation of its strategic plan, as determined by the Board of Directors, and the fulfillment of his duties and responsibilities as the Company’s primary representative.  Expenditure of a reasonable amount of time for personal matters and business and charitable activities shall not be deemed to be a breach of this Agreement, provided that those activities do not materially interfere with the services required to be rendered to the Company under this Agreement.

3.                                       The Company’s Authority.  Employee agrees to comply with the Company’s rules and regulations as adopted by the Company’s Board of Directors regarding performance of his duties, and to carry out and perform those orders, directions and policies established by the Company with respect to his engagement.  Employee shall promptly notify the Company’s Board of Directors of any objection he has to the Board’s directives and the reasons for such objection.

4.                                       Term of Agreement.  This Agreement shall commence to be effective on the date first above written (the “Commencement Date”), and shall continue until October 31, 2007, unless terminated sooner as provided in Section 12 hereof. Thereafter, this Agreement shall be automatically renewed annually unless terminated by either party upon at least sixty (60) days prior written notice from the anniversary of the Commencement Date.

5.                                       Compensation.  During the term of this Agreement, the Company shall pay the following compensation to Employee:

5.1                                 Annual Compensation.  Employee shall be paid a fixed salary of $240,000 per year, payable in two installments per month on the 15th and last day of each month, commencing on November 15, 2002 for the first period after the Commencement Date of this Agreement.

5.2                                 Additional Compensation.  In addition to the compensation set forth in Sections 5.1 and 5.3 of this Agreement, Employee may be paid a bonus or bonuses during each year, and may be granted stock options under the Company’s stock option plan for officers, directors, employees, and consultants of the Company, as determined at the sole discretion of the Company’s Board of Directors based on the Board’s evaluation of the Employee’s definable efforts, accomplishments and similar contributions.

5.3                                 Stock Incentives. The Employee may receive stock options to purchase shares of the Company’s Common Stock pursuant to the Company’s then current Stock Option Plan for Directors, Executive Officers, Employees, and Consultants of BIDZ.com, Inc. (the “Plan”), as authorized by resolutions duly adopted by the Company’s Board of Directors (collectively, the “Resolutions”). The terms and conditions of the options will be governed by the Plan and the Resolutions.

6.                                       Fringe Benefits.  Employee shall be entitled to all fringe benefits which the Company or its subsidiaries may make available from time-to-time for persons with comparable positions and responsibilities. Without limitation, such benefits shall include participation in any life and disability insurance programs, profit incentive plans, pension or retirement plans, and bonus plans as are maintained or adopted from time-to-time by the Company. The Company shall also provide Employee with medical group insurance coverage or equivalent coverage for Employee and his dependents.  The medical insurance coverage shall begin on the Commencement Date and shall continue throughout the term of this Agreement.

7.                                       Office and Staff.  In order to enable Employee to discharge his obligations and duties pursuant to this Agreement, the Company agrees that it shall provide suitable office space for Employee in the Los Angeles Metropolitan Area, together with all necessary and appropriate supporting staff and secretarial assistance, equipment, stationery, books and supplies.  Employee agrees that the supporting staff presently in place is suitable for the purposes of this Agreement.  The Company agrees to provide at its expense parking for one vehicle by the Employee at the Company’s executive offices.

8.                                       Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable travel, mobile telephone, promotional and entertainment expenses Incurred in connection with the performance of Employee’s duties hereunder. Employee’s reimbursable expenses shall be paid promptly by the Company upon presentment by Employee of an itemized list of invoices describing such expenses. All compensation provided in

Sections 5, 6, 7, 8 and 9 of this Agreement shall be subject to customary withholding tax and other employment taxes, to the extent required by law.

9.                                       Automobile. Notwithstanding anything else herein to the contrary, the Company shall pay to the Employee an amount on the last day of each month during the term of this Agreement, as total reimbursement to the Employee on a nonaccountable basis of all expenses incurred by the Employee for the use of his automobile for Company business purposes, including but not limited to depreciation, repairs, maintenance, gasoline and insurance, equal to the amount established by a resolution duly adopted by the Company’s Board of Directors from time to time, but not less than $1,000 per month. The reimbursement will be $1,000 per month in the absence of such a resolution.  Employee shall not be entitled to any other reimbursement for the use of his automobile for business purposes.

10.                                 Vacation. Employee shall be entitled to three weeks of paid vacation per year or pro rata portion of each year of service by Employee under this Agreement.  The Employee shall be entitled to the holidays provided in the Company’s established corporate policy for employees with comparable duties and responsibilities.

11.                                 Definition of “Cause”.  For the purposes of this Agreement, “termination for cause” means termination of Employee’s employment by Employer due to (a) Employee’s conviction of, or the entry of a pleading of guilty or nolo contendre by Employee to, a felony or crime involving moral turpitude, or (b) Employee’s failure to comply with any material provision of this Employment Agreement that results in material damage to the Company, or (c) an act of fraud committed by Employee against the Company, or (d) a willful act by Employee as a result of which he receives a material improper personal benefit at the expense of the Company, or (e) a breach of Employee’s fiduciary duty to the Company, to the Board of Directors or to the Company’s shareholders or (f) Employee’s imparting confidential information relating to the Company to a third party, other than in the course of carrying out the Employee’s duties, which has resulted in material damage to the Company, provided, that the circumstances described in subparagraph (b) above are not as a result of Employee’s death, disability or retirement; and provided further, that the Employee has been given the written notice specified in this Section and has failed to cure any defect in performance as specified in such notice.  The Company shall give Employee written notice specifying the conduct alleged to have constituted such cause and provide Employee the opportunity to cure such conduct, if curable, within 30 days following receipt of such notice.

12.                                 Termination.  This Agreement may be terminated in the following manner and not otherwise:

12.1                            Mutual Agreement.  This Agreement may be terminated by the mutual written agreement of the Company and Employee to terminate.

12.2                            Termination by Employee for Breach. Employee may at his option and in his sole discretion terminate this Agreement for the material breach by the Company of the terms of this Agreement (other than where Employee has first materially breached this Agreement causing material damage to the Company).  In the event of such termination, Employee shall give the Company 30 day’s prior written notice.

12.3                            Termination by the Company for Cause.  The Company may at its option terminate this Agreement for cause as defined in and only in accordance with Section 11 of this Agreement. In the event of termination by the Company for cause as defined in Section 11 and notwithstanding anything else herein to the contrary, the Company shall pay the Employee any remaining base salary, at the rate then in effect under Section 5.1, through the effective date of such termination, plus any benefits under other plans or programs in which the Employee is vested at the time of his termination, and the Employee shall receive all of the benefits provided in Section 13(iii) of this Agreement, regardless of the terms and conditions of the Company’s Stock Option Plan or any existing stock option agreements or any amendments thereto governing the options described in Sections 5.3 or 13(iii) of this Agreement.

12.4                              Termination Upon Death.  This Agreement shall terminate upon the death of the Employee.

12.5                              Termination Upon the Disability of the Employee.  This Agreement shall terminate upon the disability of the Employee. As used in the previous sentence, the term “disability” shall mean the complete physical and/or mental disability to discharge Employee’s duties and responsibilities for a continuous period of not less than six months during any consecutive twelve (12) month period. Any physical or mental disability which does not prevent Employee from discharging his duties and responsibilities in accordance with usual standards of conduct as determined by the Company in its reasonable opinion shall not constitute a disability under this Agreement.

12.6                              Survival of Covenants.  Notwithstanding anything contained in this Agreement to the contrary and provided that this Agreement is not terminated pursuant to Section 13 herein, the covenants of Employee contained in Section 15, Section 16 and Section 17 of this Agreement shall survive the term of this Agreement (as specified in Section 4 hereof) or Employee’s termination of his employment relationship with the Company, in each case as specified further in such covenants.

13.                                 Improper Termination.  If this Agreement is terminated by Employee for any reason pursuant to Section 12.2 of this Agreement or by the Company except in accordance with Section 12.1 or 12.3 or except if this Agreement is terminated pursuant to Section 12.4 or 12.5 herein, then (i) the Company shall immediately pay to the Employee a lump sum payment equal to the sum of the Employee’s entire remaining annual compensation and accrued but unpaid bonus (if any, with respect to bonus) payable through the end of the term of this Agreement pursuant to Sections 5.1 and 5.2 herein, respectively, (ii) Employee shall be entitled to all of the benefits under Sections 6 and 9 of this Agreement, as amended, through the end of the term of this Agreement (provided, that to the extent that the Company cannot provide Employee with equivalent benefits at the cost then being paid by the Company, then the Company shall pay to Employee for such period the premiums then payable by the Company with respect to the provision of such benefits), and (iii) all unvested stock options owned by Employee will immediately vest, Employee shall be entitled to exercise all vested stock options which he owns for the entire remaining exercise period of the stock options as set forth in Section 5.3 of this Agreement, no such stock options shall terminate prior to said expiration dates, and no “severance” shall be deemed to have occurred under the Company’s Stock Option Plan or under existing Stock Option Agreements covering said stock options.  It is specifically agreed that in such event Employee shall have no duty to mitigate his damages by seeking comparable, inferior or different employment.

14.                                 Indemnification of Employee.  Upon the execution of this Agreement, the Company and the Employee agree to enter into an agreement, a copy of which is attached as Exhibit A, to indemnify the Employee for, among other things, certain expenses (including attorneys’ fees), judgments, fines, and settlement amounts incurred by the Employee in any action or proceeding, including any action by or in the right of the Company, arising out of the Employee’s services as a director or officer of the Company, any subsidiary of the Company or any other Company or enterprise to which the Employee provides services at the request of the Company.

15.                                 Noncompetition by Employee.  Employee agrees that during the term of this Agreement, Employee will not directly or indirectly, whether (a) as employee, agent, consultant, employer, principal, partner, officer or director; (b) holder of five percent or more of any class of equity securities or five percent or more of the aggregate principal amount of any class of equity securities or five percent or more of the aggregate principal amount of any class of debt, notes or bonds of a company with publicly traded equity securities; or (c) in any other individual or representative capacity whatsoever, in each case for his own account or the account of any other person or entity, engage in any business or trade competing with the business or trade of the Company anywhere in the world in which the Company is then carrying on such trade or business.

16.                                 Confidential Information; Nondisclosure Covenant.

16.1.                          Confidential Information. As used herein the term “Confidential Information” shall mean all customer and contract lists, records, financial data, trade secrets, business and marketing plans and studies, manuals for employee and personnel policies, manufacturing and/or production manuals, computer programs and software, strategic plans, formulas, manufacturing and production processes and techniques (including without limitation types of machinery and equipment used together with improvements and modifications thereon), tools, applications for patents, designs, models, patterns, drawings, tracings, sketches, blueprints, and all other similar information developed and/or used by Company in the course of its business and which is not known by or readily available to the general public.

16.2                              Nondisclosure Covenant.  Employee acknowledges that, in the course of performing services for and on behalf of the Company, Employee has had and will continue to have access to Confidential Information. Employee hereby covenants to maintain in strictest confidence all Confidential Information in trust for the Company, its successors and assigns. During the period of Employee’s employment with the Company and at all times following Employee’s termination of employment for any reason, including without limitation Employee’s voluntary resignation or involuntary termination with or without cause, Employee agrees to not misappropriate, or disclose or make available to anyone outside the Company’s organization, any Confidential Information without the prior written consent of the Company, which consent may be withheld by the Company for any reason or no reason at all.

16.3                              Return of Property.  Upon Employee’s termination of his employment with the Company for any reason, including without limitation Employee’s voluntary resignation or involuntary termination with or without cause, Employee hereby agrees to promptly return to Company’s possession all copies of any writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Employee’s possession or control.  Employee further agrees that, upon the request of the Company at any time during Employee’s period of employment with the Company, Employee shall promptly return to the Company all such copies of writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Employee’s possession or control.

16.4.                           Rights to Inventions and Trade Secrets. Employee hereby assigns to the Company all right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which Employee solely or jointly has conceived or reduced to practice, or will conceive or reduce to practice, or cause to be conceived or reduced to practice during his employment with the Company. All original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee’s services hereunder and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

17.                                 Noninterference and Nonsolicitation Covenants.  In further reflection of the Company’s important interests in its proprietary information on trade and employee relationships, Employee agrees that, (a) during the 24 month period following the termination of Employee’s employment with the Company “for cause” or as a result of his voluntary resignation before the end of the term of this Agreement under circumstances where the Company is not in breach of this Agreement and has not caused an improper termination under Section 13, of this Agreement, Employee will not directly or indirectly, for or on behalf of any person, firm, corporation or other entity, interfere with any contractual or other business relationships that the Company has with any of its customers, clients, service providers or materials suppliers as of the date of Employee’s termination of employment, and (b) during the 24 month period following the termination of Employee’s employment with the Company “for cause” or as a result of his voluntary resignation before the end of the term of this Agreement under circumstances where the Company is not in breach of this Agreement and has not caused an improper termination under Section 13 of this Agreement, Employee will not directly or indirectly solicit or induce any employee of the Company to terminate his/her employment relationship with Company.

18.                                 Assignability of Benefits.  Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this Agreement shall be valid or recognized by the Company. Payment provided for by this Agreement shall not be subject to seizure for payment of any debts or judgments against the Employee, nor shall the Employee have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided that any stock issued by the Company to the Employee pursuant to this Agreement shall not be subject to Section 18 of this Agreement.

19.                                 Notice. Except as otherwise specifically provided, any notices to be given hereunder shall be deemed given upon personal delivery, air courier or mailing thereof, if mailed by certified mail, return receipt requested, to the following addresses (or to such other address or addresses as shall be specified in any notice given):

In case of the Company:

BIDZ.com, Inc.
3562 Eastham Drive
Culver City, California 90232
Attention: Chairman of the Board of Directors

Telephone No.: (310) 280-7373
Facsimile No.: (310) 280-7377

In case of the Employee:

David Zinberg
The address listed below Mr. Zinberg’s
signature to this Agreement.

20.                                 Attorneys’ Fees.  In the event that any of the parties must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the nonprevailing party for all reasonable attorneys’ fees and all other costs incurred in commencing or defending such suit.

21.                                 Recourse.  Employee’s recourse for any liability, claims, damages, losses, expenses, judgments or settlements shall be limited to the assets of the Company. Employee shall have no recourse against any individual officer, director, or employee of the Company.

22.                                 Entire Agreement.  This Agreement embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties hereto.

23.                                 No Oral Change; Amendment.  This Agreement may only be changed or modified and any provision hereof may only be waived by a writing signed by the party against whom enforcement of any waiver, change or modification is sought.  This Agreement may be amended only in writing by mutual consent of the parties.

24.                                 Severability.  In the event that any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect.  The remaining provisions of this Agreement shall, however, continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

25.                                 Applicable Law.  This Agreement shall be construed as a whole and in accordance with its fair meaning, This Agreement shall be interpreted in accordance with the laws of the State of Los Angeles, and venue for any action or proceedings brought with respect to this Agreement shall be in the County of Los Angeles in the State of California.

26.                                 Successors and Assigns.  Each covenant and condition of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, assigns and successors in interest.  Without limiting the generality of the foregoing sentence, this Agreement shall be binding upon any successor to the Company whether by merger, reorganization or otherwise.

27.                                 Injunctive Remedy.  In the case of any breach or threatened breach by Employee of any of his covenants or obligations under Sections 15, 16 and/or 17, the parties hereto agree that damages may not be an adequate remedy for the Company and that, in the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting Employee from committing or continuing to commit such breach or threatened breach.

28.                                 Counterparts.  This Agreement may be executed in two counterparts, each of which may be deemed an original, but both of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:		BIDZ.COM, INC., a California corporation

	By:	/s/ David Zihberg
David Zihberg, President

Attest:

/s/ Lawrence Kong
Lawrence Kong, Chief Financial Officer

EMPLOYEE:		/s/ David Zinberg
David Zinberg

26740 Via Linda
Street Address

Malibu, CA 90265
City, State and Zip Code

310.457-5706
Telephone Number

310.280.7378
Facsimile Number